Exhibit 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE


     Capital Gold Receives Commitment Letter From Standard Bank, PLC For a $12,000,000 Senior Project Finance Facility for El Chanate Gold Project


NEW YORK, November 15, 2005 - Capital Gold Corporation (OTC/BB:CGLD) is pleased to announce that it has received a commitment letter from Standard Bank, PLC for a Senior Project Finance Facility for up to US$12 million for the development of its El Chanate open-pit gold mining project in Sonora, Mexico.

In making the announcement today, Gifford Dieterle, Chairman of Capital Gold Corp., said "We are delighted to receive this commitment from Standard Bank. Their ongoing support of the El Chanate project throughout this past year has been tremendous, and we look forward to moving the El Chanate project toward production."

The loan closing is subject to the negotiation, execution, and delivery of definitive financing documentation, as well as the completion of certain conditions, including raising the additional funds necessary for construction and working capital. The loan is anticipated to close in January, 2006.

"This financing package will help transform Capital Gold into a producing mining company," says Graeme Hutchison, Head of Mining Finance Americas for Standard Bank. Standard Bank is an international bank with a focus in providing lending and other services to companies active in the mining industry.

Further information about Capital Gold and the El Chanate project is available on the company's website, www.capitalgoldcorp.com

###

Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves [and non-reserve mineralized material], future increases in mineral reserves, the recovery of any mineral reserves, construction cost estimates, construction completion dates, equipment requirements and costs, production, production commencement dates, grade, processing capacity, potential mine life, results of feasibility studies, development, costs and expenditures. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tons mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms for equipment, construction, working capital and other purposes; the availability of adequate power and water supplies; the availability of adequate mining equipment; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.


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The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


Contact:
Jeff Pritchard, VP-Corporate Relations                   Tel: (212) 344-2785
Capital Gold Corporation                                 Fax: (212) 344-4537
Email: investorrelations@capitalgoldcorp.com
Website:

Media Inquiries
Victor Webb/Madlene Olson                                Tel: (212) 684-6601
Marston Webb International                               Fax: (212) 725-4709
Email: marwebint@cs.com